UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 2, 2008
(Date of earliest event reported)

PETROSEARCH ENERGY CORPORATION
(Exact name of small Business Issuer as specified in its charter)

NEVADA	20-2033200
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1311
(Primary Standard Industrial Classification Code)
675 Bering Drive, Suite 200
Houston, Texas	77057
(Address of principle executive offices)	(Zip Code)

(713) 961-9337
Issuer’s telephone number, including area code

ITEM 5.02	COMPENSATORY ARRANGMENTS OF CERTAIN OFFICERS

The Compensation Committee of the Board of Directors and the executive officers of the Company amended the employment agreements of, Richard Dole, Wayne Beninger and David Collins with respect to the severance pay provisions.  The amendments significantly reduce the severance compensation obligations of the Company.   The aggregate severance payment has been reduced by an amount in excess of $1.1 million and Mr. Dole’s payment has been reduced by 52% from his previous agreement.   The Board of Directors also established Conflict Resolution Guidelines which have been included in Mr. Dole’s agreement to identify and monitor business conflict activities, if any, which might occur due to multiple entity roles.

As previously reported, each pre-amendment employment agreement provided for severance compensation and specifically, the change in control severance compensation was equal to a multiple of base pay, average bonus and existing employment benefits (such as health insurance) payable to the employee. Mr. Beninger’s and Mr. Collins’ agreements provided for two (2) years base salary and two (2) years average bonus, so long as the total did not exceed three (3) times the employee’s base salary. Mr. Dole’s agreement provided for four (4) years base salary, two (2) years average bonus, plus a cash sum equal to the tax impact associated with the severance compensation package payable to him.

As previously reported, under the pre-amendment employment agreements, the triggering events which gave rise to  severance benefits included (i) non-renewal of the employment agreement at the expiration of its term, (ii) a termination “for good reason” by the employee upon a Company breach, (iii) a termination “without cause” by the Company and (iv) a “Change-in-Control”.  With respect to Mr. Beninger’s and Mr. Collins’ pre-amendment agreements, the severance benefits upon a Change-in-Control could have  been avoided if the new control group offered identical employment terms (other than job title) for a one (1) year period.  However, even in this circumstance, the employment offer could have been declined by the employee if Mr. Dole was not offered identical employment for a two (2) year period or declined the offer of employment.  With respect to Mr. Dole’s pre-amendment agreement, the severance package was payable if identical employment terms were not offered to Mr. Dole (including job title and position) or if he declined any conforming offer made by the new control group.

Under the amended agreements, each executive officer has agreed to a fixed sum payable upon the triggering events which sum, in the aggregate, is substantially less than the sum payable under the pre-amendment formula.  With respect to Mr. Beninger and Mr. Collins, the fixed severance amount is $550,000.  With respect to Mr. Dole, the fixed severance amount is $850,000.  The triggering events which give rise to each officer’s severance amount are any of the following events:  (i) the employment agreement is terminated by the Company without “cause”, (ii) the employee terminates his employment for “good reason”, (iii) the employee’s employment is voluntarily (by the employee) or involuntarily terminated upon a “Change in Control”, or (iv) the agreement expires (on April 30, 2009) without the occurrence of any of the events listed in (i), (ii) or (iii) above.

In determining to amend the executive officers employment agreements, the Board of Directors considered, among other factors, that (i) the substantial reduction in the  aforementioned severance obligations (in excess of $1.1 million) would make the company more attractive to a potential strategic partner and (ii) the changes in the employment agreements would ensure an environment that allows the executive officers to objectively evaluate and effect all potential strategic alternatives which may arise.  .

ITEM 8.01 OTHER EVENTS

The Company filed a preliminary proxy to schedule its 2008 annual stockholders meeting.  The meeting is presently scheduled to occur at 10:00 AM CST on Friday, November 14, 2008 at the Houstonian, 111 North Post Oak Lane, Houston, TX, 77024.  The meeting will be held for the following purposes:

(1)	To elect three directors

(2)	To approve an amendment to the Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 300,000,000

(3)	To ratify the selection of Ham, Langston and Brezina, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008

(4)	To act upon such other business as may properly come before the Annual Meeting

Only holders of common stock and preferred stock of record as of the close of business on September 22, 2008 will be entitled to vote at the annual meeting.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits:

10.1	Employment Agreement with Richard D. Dole
10.2	Employment Agreement with Wayne Beninger
10.3	Employment Agreement with David Collins

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROSEARCH ENERGY CORPORATION
Date: September 3, 2008
By: /s/ Richard D. Dole
Richard D. Dole
Chief Executive Officer and President